November 8, 2023
Mercury Systems, Inc.
50 Minuteman Road
Andover, Massachusetts 01810

Re:    Mercury Systems, Inc.
Registration Statement on Form S-8
Filed on November 8, 2023
Ladies and Gentlemen:
We have acted as counsel to Mercury Systems, Inc., a Massachusetts corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of 3,450,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which may be issued under the Mercury Systems, Inc. Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Organization of the Company, as amended to date, (ii) the Bylaws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2018 Plan, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.
Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2018 Plan, will be validly issued, fully paid, and non-assessable.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
The opinions expressed herein are limited to the Federal laws of the United States and the Massachusetts Business Corporation Act, and we express no opinion with respect to the laws of any other state or jurisdiction.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

Does not contain Technical Data.
//Mercury Proprietary/No Tech Data//